Exhibit 10.1
Employment Agreement
     AGREEMENT made this 1st day of October, 2005 by and between Orion Energy Systems, Ltd., a Wisconsin corporation (Orion”) and Bruce Wadman (“Employee”),
     WHEREAS, Orion desires to continue to employ Employee and Employee desires to continue that employment, upon the terms and conditions contained herein:
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties agree as follows:
     1. Term. The term shall be for a period of twenty-four (24) months from the date of this Agreement. The Agreement shall continue on a year to year basis after the 24 month period, unless one of the parties notifies the other at least 30 days prior to the expiration date.
     2. Employee’s Duties. The Employee is engaged to act as Vice President, Chief Operating Officer and CFO for Orion and all of its subsidiaries. Employee shall devote his entire time, attention and energies to the business of Orion and shall not, during the term of this Agreement, be engaged in any other non-personal business activity pursued for gain, profit or other pecuniary advantage. The Employee may invest his assets in such form or manner as will not require any significant services which conflict with Employee’s duties to Orion, provided that such investment is with a business, person or entity which is not in competition with Orion,
     3. Compensation.
          A. Base Salary. During the first twelve (12) months of this Agreement, the Employee’s base salary shall be $14,583.00 per month. A performance review shall be conducted at the end of the first twelve (12) months and an adjustment in salary may be made in the discretion of Orion.
          B. Bonus. Employee shall be eligible for a bonus equal to 30% of base salary. The material components of the bonus program will be one that is substantially the same for all senior executives shall be reviewed prior to the end of Orion’s fiscal year and may be adjusted in the discretion of Orion. Subject to the agreement of the parties, the bonus program may provide that such amounts be paid or awarded on a current or deferred basis and may be paid or awarded in the form of cash or other consideration as mutually agreed upon. Bonus compensation earned shall be paid or awarded within ninety (90) days of the close of the bonus computation period.
     4. Severance Pay. If the Employee’s employment is involuntarily terminated by Orion other than for “cause,” the Employee shall be entitled to receive his current monthly salary under Section 3A and family health benefits both paid in full for a period of one (1) year after such termination of employment, and a prorated bonus under Section 3B. Employee shall be entitled to a pro rated bonus, but not to salary continuation, if employment is terminated voluntarily by Employee or is terminated by Orion for “cause.” For the purposes of this Agreement, “cause” shall mean fraud, intentional misconduct or the conviction of a felony by the

Employee that, in the sole determination of the Orion Board of Directors, would have a material and negative effect Orion.
     5. Employee Benefits. Employee shall be entitled to such fringe benefits as provided other employees in the same or similar positions. Vacation shall be three weeks per year. Orion will pay Employee a car allowance of $ 1,000 a month and will provide Employee with a cellular phone and pager.
     Employee shall be entitled to options to purchase 100,000 shares of Orion stock with 50,000 being granted on employees original date of employment which shall vest over the normal five year vesting period and the balance will vest at the end of a full five years of employment. These options are subject to the terms and conditions of Orion stock option plans. The number of option shares, exercise price, vesting schedule and all other terms and conditions affecting the option shares shall be set forth in stock option agreements.
     6. Noncompetition.
          A. Employee acknowledges that Orion is engaged in the conduct of a highly specialized and competitive business and that the restrictive covenants contained herein are necessary to protect Orion and that these covenants are made in consideration of the compensation and benefits provided Employee.
          B. For a period of twelve (12) months immediately following the termination of Employee’s employment with Orion, however caused, Employee shall not, indirectly or directly, own, manage, operate, control or participate in or be connected with as an officer, director, stockholder, employee, consultant, partner, proprietor, broker or otherwise, whether in a paid or unpaid position, engage in a business which is competitive with Employee at the time of termination. The term “Business” shall include the range of products, product categories and subject matter that Orion is selling or marketing or is in the process of developing at the time that Employee’s employment terminates.
          C. During said twelve (12) months, Employee will not, directly or indirectly: (i) use confidential information to solicit or attempt to solicit business from any of Orion’s customers, vendors and/or suppliers; or (ii) refer or recommend that any of Orion’s customers, vendors and/or suppliers, patronize any other business in direct or indirect competition with the Employer.
          D. During said twelve (12) months, Employee will not, directly or indirectly, solicit, raid, entice or induce any person who is, or at anytime during the term hereof shall be, an employee or consultant of Employer to become employed, as an employee, consultant or contractor, by any other person, firm or corporation in any business in competition with Orion.
     7. Confidentiality. During Employee’s employment with Orion, Employee may be exposed to Orion trade secrets; as such trade secrets are protected by law. Trade secrets are Confidential Information which derive actual or potential economic value to Employer from not being generally known, or readily ascertainable, by competitors of Orion, which information gives, or has the potential of giving, Employer an advantage over its competitors of Employer, which Employer has taken, and will continue to take, reasonable steps to maintain confidential vis-à-vis its competitor for so long as any such trade secret is maintained as a trade secret by Orion.
     During Employee’s employment at Orion and for a period of five (5) years thereafter, Employee agrees that all Confidential Information received from Orion and all Notes shall be kept and maintained in the strictest confidence and shall not be disclosed or made available or used by Employee or any third party. Employee further agrees to take all measures necessary to safeguard and protect Orion’s Confidential information and the Notes.
     The restrictions and conditions of this section shall not apply where Employee can demonstrate that such information is:
     (a) in or comes into the public domain at any time, or is made available to the general public without restrictions by Orion:
     (b) independently developed by Employee without reference to or use of the disclosed Confidential Information.
     (c) rightfully received from a third party without restriction and without breach of this Agreement; or
     (d) required to be disclosed in satisfaction of any Court order, subpoena, regulation, or legislative enactment.
     8. Intellectual Property Work Product. For purposes of this Agreement, the term “Intellectual Property Work Product” means all writings, documents, inventions, ideas, drawings, artwork, research, processes, procedures, techniques, designs, technologies, computer hardware or software, programming code, templates, forms, formulas, discoveries, products, marketing and business plans and all improvements, know-how, data, rights and claims related to those items and all work product of any type, whether or not copyrightable or patentable, which the Employee makes, conceives, discovers or develops, either solely or jointly with any other person or persons, at any time during his employment with Orion, whether during working hours or at Orion’s facilities or at any other location at the request or upon the suggestion of Orion or otherwise which relate to or are otherwise in any way useful in connection with any business now or hereafter carried on or contemplated by Orion, including developments or expansions of its present fields of operations.
     Orion’s Intellectual Property Work Product shall be the sole and exclusive property of Orion and shall, upon its creation be owned by Orion. The Employee acknowledges and agrees that all Intellectual Property Work Product that is copyrightable shall be considered a work made for hire under the Copyright Act, 17 U.S.C. Sec. 101 et seq. The Employee agrees to make full disclosure to Orion of all such Intellectual Property Work Product and agrees to do everything necessary or desirable to vest absolute title thereto in Orion and to protect Orion’s right in the Intellectual Property Work Product. The Employee will assist Orion (at Orion’s expense) to obtain and enforce patents, copyrights or other rights or registrations relating to or arising out of the Intellectual Property Work Product and this obligation shall continue after the Employee’s termination of his employment with Orion (regardless of whether the termination is voluntary or involuntary). To the extent that the Employee may be entitled to claim any ownership in any such Intellectual Property Work Product, he hereby irrevocably assigns and transfers to Orion all rights, title and interest in an to such Intellectual Property Work Product under patent, copyright, trade secret and trademark law developed during the term of the Agreement.
     9. Injunctive Relief. In addition to any other remedies provided by law, if Employee breaches any of the provisions of Article 5, 6 or 7, Orion shall be entitled to injunctive relief against Employee. In the event that either party breaches this Agreement, the non-breaching party shall be entitled to recover from the breaching party all costs incurred by the non-breaching party in enforcing his Agreement, including attorney’s fees.
     10. Other Agreements. The covenants and obligations of Employee and Orion under this Agreement shall not in any way limit, abrogate, of modify the rights and obligations of the parties under any other agreement to which they are a party.
     11. Modification of Agreement. The terms of this Agreement, including terms pertaining to base salary and bonuses, may be modified in writing upon the mutual consent of the parties.
     12. Severability. All agreements and covenants herein are severable, and if any of them is held invalid by a court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreement or covenant was not contained herein. The parties hereby agree to negotiate any modification or reformation of this Agreement to the extent necessary to render it valid and enforceable under the law of any interested jurisdiction.
     13. Notification to Subsequent Employers. For the period of twelve (12) months immediately following the end of Employee’s employment by Orion, Employee will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of the Agreement. In addition, Employee hereby authorizes Orion to forward a copy of this Agreement to any actual or prospective new employer. If employee is not terminated for cause, Employer will provide a positive reference and/or letter of recommendation.
     14. Waiver. No delay or failure by Orion in exercising any right under this Agreement shall constitute a waiver of that or any other right.
     15. Assignments. This Agreement shall inure to the benefit of and shall be Enforceable by Orion, its successors and assigns. This Agreement is personal to Employee and Employee may not delegate any of his obligations hereunder without obtaining prior written consent of Orion’s Board of Directors.
     16. Applicable Law. This Agreement shall interpreted under the laws of the State of Wisconsin.
     17. Binding Arbitration.
          A. Except as provided in Section 17, B, the parties agree to binding arbitration of any dispute concerning this Agreement using the applicable rules of the American

Arbitration Association; provided, however, any arbitrator chosen shall be a member of the National Academy of Arbitrators.
          B. Provided, however, Orion may seek injunctive relief under Section 9.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ORION:	By:	/s/

	Its:	Chairman

Date: 10/1/05

EMPLOYEE:		/s/ Bruce Wadman

Bruce Wadman

Date: 10/1/05

5